                                  SCHEDULE 14A
                                 (RULE 14A-101)
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant: / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                AMERICAN MEDSERVE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1) Amount previously paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement no.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                         AMERICAN MEDSERVE CORPORATION

    [LOGO]
                                184 SHUMAN BLVD.
                                   SUITE 200
                           NAPERVILLE, ILLINOIS 60563

                                                                  April 30, 1997

Dear Stockholder:

    You are cordially invited to attend the American Medserve Corporation Annual Meeting of Stockholders to be held at 9:00 A.M., Thursday, June 12, 1997 at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Suite 3400, Chicago, Illinois 60610.

    This will be our first annual meeting as a public company and we are looking forward to discussing our 1996 performance. In addition, you will have an opportunity to discuss each item of business described in the Notice of Annual Meeting of Stockholders and proxy statement and to ask questions about the Company and its operations.

    It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend, please sign and promptly return the enclosed proxy card, using the envelope provided. If you do attend the Annual Meeting, you may withdraw your proxy and vote your shares in person.

                                          Sincerely,
                                          Timothy L. Burfield
                                          PRESIDENT, CHIEF EXECUTIVE
                                          OFFICER AND DIRECTOR

                         AMERICAN MEDSERVE CORPORATION
                                184 SHUMAN BLVD.
                                   SUITE 200
                           NAPERVILLE, ILLINOIS 60563

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

    The Annual Meeting of Stockholders of American Medserve Corporation will be held on Thursday, June 12, 1997 at 9:00 A.M., Central Time, at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Suite 3400, Chicago, Illinois 60610, for the following purposes:

    1. To elect two (2) Class I directors to serve for a term expiring at the Annual Meeting of Stockholders held in the year 2000 or until their successors are duly elected and qualified;

    2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on Friday, April 25, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders.

    The Company requests that all stockholders, whether or not you expect to attend the meeting, sign the enclosed proxy and return it as promptly as possible in the accompanying stamped envelope. You may revoke your proxy at any time before it is voted. If you are present at the meeting, you may vote your shares in person and the proxy will not be used.

    You are respectfully urged to read the proxy statement contained in this booklet for further information concerning the directors, the ratification of the appointment of Ernst & Young LLP as independent auditors and the use of the proxy.

    A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996 (which includes audited financial statements) accompanies this proxy statement.

                                          By Order of the Board of Directors
                                          Charles R. Wallace
                                          SECRETARY

April 30, 1997

                    IMPORTANT--PLEASE MAIL YOUR SIGNED PROXY
                       PROMPTLY IN THE ENCLOSED ENVELOPE

                         AMERICAN MEDSERVE CORPORATION

                                184 SHUMAN BLVD.
                                   SUITE 200
                           NAPERVILLE, ILLINOIS 60563

                            ------------------------

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 12, 1997
                            ------------------------

    This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of American Medserve Corporation, to be held on Thursday, June 12, 1997 at 9:00 A.M., Central Time, at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Suite 3400, Chicago, Illinois 60610. This proxy statement and the proxy are first being mailed to stockholders on or about April 30, 1997.

    The enclosed proxy is solicited by the Board of Directors of the Company and will be voted at the Annual Meeting and any adjournment thereof. Shares represented by a properly executed proxy in the accompanying form will be voted at the Annual Meeting in accordance with any instructions specified by the stockholder. If no instructions are given, the stockholder's shares will be voted in accordance with the recommendations of the Board of Directors FOR each of the proposals presented in this proxy statement. Those recommendations are described later in this proxy statement.

    The proxy may be revoked at any time before it is exercised by delivering a written notice of revocation to the Secretary of the Company. If you attend the Annual Meeting in person, you may revoke your proxy by either giving notice of revocation to the inspectors of election at the Annual Meeting or by voting at the Annual Meeting in person.

    The only items of business that the Board of Directors intends to present or knows will be presented at the Annual Meeting are the items discussed in this proxy statement. The proxy confers discretionary authority upon the persons named therein, or their substitutes, to vote on any other items of business that may properly come before the meeting.

    As of April 25, 1997, the record date for the Annual Meeting, the Company had 12,194,603 shares of Common Stock, par value $.01 per share ("Common Stock"), issued and outstanding. Each share is entitled to one vote. One-third of the issued and outstanding shares constitutes a quorum at the meeting.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The size of the Board of Directors of American Medserve Corporation is currently set at six (one of which seats is currently vacant), divided into three classes. At this Annual Meeting, two nominees are to be elected to serve for a term expiring at the Annual Meeting of Stockholders held in the year 2000 or until their successors are duly elected and qualified. The remaining directors will continue to serve as set forth below, with two directors having terms expiring on the date of the annual meeting to be held in 1998 and two directors having terms expiring on the date of the annual meeting to be held in 1999. The nominees, Timothy L. Burfield and Charles C. Halberg, are currently directors of the Company.

    Directors are elected by a majority of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or votes withheld) will have no effect on the election of a director. Unless otherwise directed, proxies will be voted at the Annual Meeting for the election of Mr. Burfield and Mr. Halberg or, in the event of a contingency not presently foreseen, for a different person as a substitute.

    THE BOARD OF DIRECTORS IS RECOMMENDING THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MR. BURFIELD AND MR. HALBERG.

    The following sets forth with respect to the nominees and each director continuing to serve, their names, ages, principal occupations and other information, based upon information received from them.

      NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM
               EXPIRING AT THE ANNUAL MEETING TO BE HELD IN 2000

    TIMOTHY L. BURFIELD, 49. (Director since 1993). Mr. Burfield is a founder of the Company and has served as the President and Chief Executive Officer of the Company since December 1993. Mr. Burfield was the Secretary of the Company from December 1993 to September 1996. From February 1988 to July 1993, Mr. Burfield was Chairman, President and Chief Executive Officer of Abbey Pharmaceutical Services, Inc., a provider of long-term care pharmacy services and medical equipment. Prior to that time, Mr. Burfield held a variety of executive positions with Abbey Healthcare Group, Inc., Medical Services Company of ARA Services and American Hospital Supply Corporation. Mr. Burfield had more than 19 years of experience in the health care field prior to forming the Company. Mr. Burfield is a graduate of Villanova University (B.A.).

    CHARLES C. HALBERG, 54. (Director since 1996). Mr. Halberg has served as a Director and as the President and Chief Executive Officer of Good Samaritan Supply Services, Inc. since November 1992. From June 1991 to December 1995, Mr. Halberg also served as Senior Vice President, General Counsel and Chief Financial Officer of The Evangelical Lutheran Good Samaritan Society and was Chairman of the Society's Board of Directors from 1989-1991. Mr. Halberg was a partner in the law firm of O'Connor & Hannan from 1980 to 1988. Mr. Halberg served in the Minnesota State Senate from 1990 through 1992 and the Minnesota House of Representatives from 1978 to 1986, serving as Speaker in 1985-86. Mr. Halberg is a graduate of St. Olaf College (B.A.) and William Mitchell College of Law (J.D.).

        MEMBER OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE WITH TERM
               EXPIRING AT THE ANNUAL MEETING TO BE HELD IN 1998

    JAMES H.S. COOPER, 42. (Director since 1995). Mr. Cooper has been a Managing Director, Investment Banking for Equitable Securities Corporation in Nashville, Tennessee since April 1995. Mr. Cooper served as a member of the United States House of Representatives from January 1983 until January 1995. Mr. Cooper authored the "Managed Competition Act" as an alternative to President Clinton's health care reform plan. He is an adjunct professor, Health Policy, Owen School of Management, Vanderbilt University. Mr. Cooper is a graduate of the University of North Carolina (B.A.), graduated from Oxford University as a Rhodes Scholar and is a graduate of Harvard Law School (J.D.).

       MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE WITH TERMS
               EXPIRING AT THE ANNUAL MEETING TO BE HELD IN 1999

    BRYAN C. CRESSEY, 47. (Director since 1993). Mr. Cressey has been Chairman of the Board of the Company since December 1993. In 1993, Mr. Cressey co-founded and became a principal of Golder, Thoma, Cressey, Rauner, Inc., and for the past fifteen years he has been a general partner of Golder, Thoma, Cressey, Rauner L.P. Golder, Thoma, Cressey, Rauner, Inc. and Golder, Thoma, Cressey, Rauner L.P. are private equity investing firms. Golder, Thoma, Cressey, Rauner, Inc. is the general partner of GTCR IV, L.P., which is the general partner of Golder, Thoma, Cressey, Rauner Fund IV, L.P. (the "GTCR Fund"). Mr. Cressey serves on various boards of directors, including Cable Design Technologies Corporation and Paging Network Inc. Mr. Cressey is a graduate of the University of Washington (B.A.), Harvard Law School (J.D.) and Harvard Business School (M.B.A.).

    LEE M. MITCHELL, 54. (Director since 1996). Mr. Mitchell has been a principal of Golder, Thoma, Cressey, Rauner, Inc. since 1994. From 1992 to 1994, Mr. Mitchell was a Partner of Sidley & Austin, a law firm. Prior to joining Sidley & Austin, Mr. Mitchell was the President and Chief Executive Officer of The Field Corporation and its predecessor, Field Enterprises, Inc., private management and holding companies with interests in publishing, communications, paper manufacturing and commercial real estate. Mr. Mitchell serves as a member of the Board of Governors of The Chicago Stock Exchange and as a director of Paging Network, Inc., Washington National Corporation, ERO Industries, Inc., and a number of private companies. Mr. Mitchell is a graduate of Wesleyan University (A.B.) and the University of Chicago Law School (J.D.).

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS
                               AND ITS COMMITTEES

    During the 1996 fiscal year, there were four meetings of the Board of Directors. Each incumbent Director attended at least 75% of the aggregate total number of the meetings of the Board of Directors and the meetings of the Board Committees on which he served, in each case, that were held during the period in which he served as a Director.

ARRANGEMENTS

    Pursuant to the terms of the Good Samaritan Shareholders Agreement between the Company, The Evangelical Lutheran Good Samaritan Foundation (the "Foundation") (the Company's co-investor in Good Samaritan Supply Services, Inc.) and Good Samaritan Supply Services, Inc. ("Good Samaritan Supply"), Mr. Halberg became a Director of the Company in August 1996, and the Company has agreed to nominate the individual who may be Chief Executive Officer of The Evangelical Lutheran Good Samaritan Society and, if and for so long as he shall be Chief Executive Officer of Good Samaritan Supply, Mr. Halberg, for election to the Board of Directors in each subsequent election of directors. Pursuant to this provision, Dr. Mark A. Jerstad, the former Chief Executive Officer of The Evangelical Lutheran Good Samaritan Society, served as a Director of the Company during fiscal year 1996. Dr. Jerstad died in March 1997. Dr. Jerstad's Board position is expected to be filled by the next Chief Executive Officer of The Evangelical Lutheran Good Samaritan Society. The provisions of the Good Samaritan Shareholders Agreement pertaining to designation of directors terminate upon such date as (i) either the Company owns 10% or less of the outstanding common stock of Good Samaritan Supply, or the Foundation and any Foundation affiliate own 10% or less of the outstanding common stock of Good Samaritan Supply and (ii) the Foundation and the Foundation affiliates collectively own 5% or less of the outstanding Company Common Stock. The Company currently owns a 50.1% interest in Good Samaritan Supply.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has standing Audit and Compensation Committees, which deal with certain specific areas of the Board's responsibilities.

    The Audit Committee, which met three times during the 1996 fiscal year, recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The members of the Audit Committee are Mr. Cooper and Mr. Cressey. Dr. Jerstad served as a member of the Audit Committee until his death.

    The Compensation Committee, which met three times during the 1996 fiscal year, determines executive officers' salaries, bonuses and other compensation and administers the Company's 1996 Stock Incentive Plan. The members of the Compensation Committee are Mr. Cooper and Mr. Cressey. Dr. Jerstad served as a member of the Compensation Committee until his death.

DIRECTOR COMPENSATION

    Directors who are not currently receiving compensation as officers or employees of the Company or of a subsidiary of the Company, other than Mr. Cressey and Mr. Mitchell, are entitled to a fee of $1,000 plus reimbursement of expenses for attending each meeting of the Board of Directors and each meeting of a committee not held concurrently with a meeting of the Board of Directors. Mr. Cooper received $5,000 in directors fees during the 1996 fiscal year ($1,000 of which relates to a 1995 fiscal year meeting but was paid in fiscal year 1996) and Dr. Jerstad received $2,000 in directors fees during the 1996 fiscal year. In addition, Mr. Halberg is President and Chief Executive Officer of Good Samaritan Supply, a company in which the Company has a 50.1% equity interest. In September 1996, the Company sold shares to Mr. Halberg, Mr. Cooper and Dr. Jerstad for $1.41 per share. See "Certain Transactions--Company Common Stock Issuances."

    The Company's Directors are eligible to participate in the Company's 1996 Stock Incentive Plan (the "Incentive Plan"). The Incentive Plan provides for the grant of stock options, stock awards and stock appreciation rights. The Incentive Plan is administered by the Compensation Committee. The Incentive Plan may be terminated by the Board of Directors at any time.

    On November 13, 1996, the Company granted Mr. Halberg, pursuant to the Incentive Plan, non-qualified options to purchase 50,000 shares of Common Stock with an exercise price of $15.00 per share. Mr. Halberg's options vest and become exercisable on November 13, 2003. The vesting will be accelerated with respect to 20% of the shares on each of the five anniversaries of the grant date if certain Company performance targets are met.

                                  PROPOSAL TWO
                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP as the independent auditors to examine the financial statements of the Company for the fiscal year ending December 31, 1997. Ernst & Young LLP has been engaged to perform this function for the Company since the formation of the Company in 1993.

    One or more representatives of Ernst & Young LLP will be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    Although the appointment of auditors is not required to be submitted to a vote of stockholders, the Board of Directors believes that it is appropriate as a matter of policy to request that the stockholders ratify the appointment. If the stockholders should not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders' rejection and the Board of Directors will reconsider the appointment.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                               SECURITY OWNERSHIP

    The following table sets forth ownership of the Company's Common Stock as of March 31, 1997 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director and nominee for director, (iii) the Company's named executive officers identified in the Summary Compensation Table (together, the "Named Executive Officers") and (iv) all directors, nominees for director and executive officers as a group.

                                                                        SHARES      PERCENTAGE
                                                                      BENEFICIALLY BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                                   OWNED(1)        OWNED
--------------------------------------------------------------------  -----------  -------------
Golder, Thoma, Cressey, Rauner Fund IV, L.P. .......................   4,215,527          34.9%
  6100 Sears Tower
  Chicago, IL 60606

Bryan C. Cressey(2).................................................   4,215,527          34.9

Timothy L. Burfield.................................................     509,659           4.2

Michael B. Freedman(3)..............................................      84,022         *

J. Jeffrey Gephart..................................................      52,288         *

Charles R. Wallace(4)...............................................     112,228         *

James H.S. Cooper...................................................      11,853         *

Charles C. Halberg(5)...............................................      11,983         *

Lee M. Mitchell(2)..................................................   4,215,527          34.9

All directors, nominees for director and executive officers as a       4,997,560          41.3
  group (8 persons)(2)(3)(4)(5).....................................

------------------------

 *  Less than one percent.

(1) Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2) Bryan C. Cressey and Lee M. Mitchell are principals of Golder, Thoma, Cressey, Rauner, Inc., which is the general partner of GTCR IV, L.P., which is the general partner of Golder, Thoma, Cressey, Rauner Fund IV, L.P. Accordingly, Mr. Cressey and Mr. Mitchell may be attributed beneficial ownership of the shares owned of record by Golder, Thoma, Cressey, Rauner Fund IV, L.P. Mr. Cressey and Mr. Mitchell disclaim beneficial ownership of such shares.

(3) Includes 3,000 shares owned by Mr. Freedman's wife, 500 shares owned jointly with Mr. Freedman's wife and 20,000 shares held in trust for the benefit of his children.

(4) Includes 109,228 shares held by the Charles R. Wallace Revocable Trust and 3,000 shares owned by Mr. Wallace's children.

(5) Includes 130 shares owned by Mr. Halberg's children.

                              CERTAIN TRANSACTIONS

GOOD SAMARITAN RELATIONSHIP

    On April 30, 1996, pursuant to the terms of a Share Purchase Agreement (the "Purchase Agreement") between the Company and Good Samaritan Supply (the President and Chief Executive Officer of which is Charles C. Halberg, a nominee for Director of the Company), the Company purchased 40% of the outstanding Good Samaritan Supply common stock on a fully-diluted basis for an aggregate purchase price of $6.0 million. Upon consummation of the initial public offering of the Company's Common Stock (the "Offering") in November 1996, the Company purchased additional shares of Good Samaritan Supply common stock for an aggregate purchase price of $2.0 million, which, together with the Good Samaritan Supply common stock already owned by the Company, represented 50.1% of the outstanding Good Samaritan Supply common stock on a fully diluted basis.

    In connection with the execution of the Purchase Agreement, the Company, the Foundation and Good Samaritan Supply also entered into a Shareholders Agreement (the "Good Samaritan Shareholders Agreement"), and the Company, Good Samaritan Supply, the Foundation and the Society entered into a Non-Competition and Marketing Assistance Agreement. The Foundation currently holds 49.9% of the outstanding Good Samaritan Supply common stock.

    The Good Samaritan Shareholders Agreement contains provisions (i) governing the composition of the Board of Directors of Good Samaritan Supply, (ii) granting rights of first refusal with respect to the sale or transfer of Good Samaritan Supply common stock, (iii) governing the composition of the Board of Directors of the Company, (iv) granting to the Foundation or any affiliate holding Good Samaritan Supply common stock an option to convert its Good Samaritan Supply common stock into shares of the Company Common Stock, (v) granting to the Foundation or any affiliate holding Good Samaritan Supply common stock a right to put substantially all shares of Good Samaritan Supply common stock held by them to the Company, (vi) granting to the Company an option to purchase substantially all shares of Good Samaritan Supply common stock held by other parties to the Good Samaritan Shareholders Agreement, (vii) granting registration rights to the Foundation with respect to its Company Common Stock and (viii) granting certain rights to the Foundation or any affiliate holding Good Samaritan Supply common stock upon certain changes in the Company's ownership.

COMPANY COMMON STOCK ISSUANCES

    In September 1996 the Company sold to Mr. Burfield 23,681 shares of Common Stock at a purchase price of $1.41 per share of Common Stock. For financial reporting purposes, shares of Common Stock were valued at $9.10 per share at that time. The purchase price for such shares was made by delivery of cash (in the amount of 10% of the purchase price) and a promissory note (in the principal amount of 90% of the purchase price). Of the 23,681 shares of Common Stock so acquired by Mr. Burfield, as of April 30, 1997, 9,473 shares may not be sold, assigned, transferred, pledged or otherwise disposed of except (i) to Mr. Burfield's family group, (ii) pursuant to applicable laws of descent and distribution, or (iii) upon the consent and approval of the Company's Board of Directors until the expiration of 100 days following termination of Mr. Burfield's employment. Upon termination of Mr. Burfield's employment, the Company has the option to purchase such 9,473 shares of Common Stock at such shares' fair market value as reasonably determined by the Company's Board of Directors. The number of shares subject to these restrictions declines over time, with no such shares subject to restrictions on December 3, 2000.

    In September 1996 the Company sold 11,853 shares of Common Stock to each of James H.S. Cooper and Charles C. Halberg (each a Director of the Company) and Mark A. Jerstad (a former Director of the Company) at a purchase price of $1.41 per share of Common Stock. For financial reporting purposes, shares of Common Stock were valued at $9.10 per share at that time. All of such shares were issued subject to the terms of separate stock purchase agreements, and the purchase price for such shares was made by delivery of cash (in the amount of 10% of the purchase price) and a promissory note (in the principal amount of 90% of the purchase price). Of the 11,853 shares of Common Stock so acquired by each of Messrs. Cooper and Halberg, as of April 30, 1997, 10,668 shares may not be sold, assigned, transferred, pledged or otherwise disposed of except (i) to such person's family group, (ii) pursuant to applicable laws of descent and distribution, or (iii) upon the consent and approval of the Company's Board of Directors until the expiration of 100 days following such person's ceasing to be a director of the Company. Upon such person's ceasing to be a director of the Company, the Company has the option to purchase such 10,668 shares of Common Stock at such shares' fair market value as reasonably determined by the Company's Board of Directors. The number of shares subject to restrictions declines over time with no such shares subject to these restrictions on September 5, 1999. The shares sold to Dr. Jerstad are not subject to any restrictions.

    In September 1996 the Company sold an aggregate of 237,038 shares of Common Stock to certain executive officers of the Company (104,228 shares of Common Stock, 80,522 shares of Common Stock and 52,288 shares of Common Stock to Charles R. Wallace, Michael B. Freedman and J. Jeffrey Gephart, respectively), at a purchase price of $1.41 per share of Common Stock. For financial reporting purposes, shares of Common Stock were valued at $9.10 per share at that time. All of such shares were issued subject to the terms of separate stock purchase agreements, and the purchase price for such shares was made by delivery of cash (in the amount of 10% of the purchase price) and a promissory note (in the principal amount of 90% of the purchase price). Mr. Freedman paid off his promissory note on March 31, 1997. Of the shares of Common Stock so acquired by Messrs. Wallace, Freedman and Gephart, as of April 30, 1997, 61,286, 33,497 and 24,366 shares, respectively, may not be sold, assigned, transferred, pledged or otherwise disposed of except (i) to such person's family group, (ii) pursuant to applicable laws of descent and distribution, or (iii) upon the consent and approval of the Company's Board of Directors until the expiration of 100 days following termination of such person's employment with the Company. Upon termination of such person's employment with the Company, the Company has the option to purchase such 61,286, 33,497 and 24,366 shares at such shares' fair market value as reasonably determined by the Company's Board of Directors. The number of shares subject to restrictions declines over time with no such shares subject to these restrictions on September 25, 2002 in the case of Mr. Wallace, August 1, 2001 in the case of Mr. Freedman and January 30, 2002 in the case of Mr. Gephart.

AGREEMENT WITH DIRECTOR

    Charles C. Halberg (a member of the Company's Board of Directors) and Good Samaritan Supply entered into an Executive Employment Agreement dated January 1, 1996 (the "Halberg Employment Agreement"), pursuant to which Mr. Halberg is employed as President and Chief Executive Officer of Good Samaritan Supply. The Halberg Employment Agreement is for a term of four years and shall automatically extend for an additional one-year term on each January 1, unless Good Samaritan Supply shall provide Mr. Halberg with 90 days' notice prior to the extension of any term. Under the terms of the Halberg Employment Agreement, Mr. Halberg is entitled to receive an annual base salary of $220,000, subject to upward adjustment by the compensation committee of the board of directors of Good Samaritan Supply, and other benefits including health, dental, disability and life insurance. In addition, Mr. Halberg and Good Samaritan Supply entered into a Change-in-Control Agreement as of April 29, 1996. If Mr. Halberg is terminated by Good Samaritan Supply after the occurrence of a Change-in-Control (which occurred in November 1996 at such time as the Company owned 50.1% of the outstanding Good Samaritan Supply common stock) other than for certain reasons, he will be entitled to certain severance payments.

    For a discussion of certain transactions between the Company and members of the Compensation Committee of the Company's Board of Directors and/or their affiliates, see "Management--Compensation Committee Interlocks and Insider Participation."

    The Company has adopted a policy that future transactions with affiliated persons or companies will be on terms no less favorable to the Company than could be obtained from unrelated parties and must be approved by a majority of disinterested directors.

                             EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid to or earned by the Named Executive Officers for the fiscal year ended December 31, 1996 and the previous fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                            ANNUAL COMPENSATION
                                                                           ----------------------
NAME AND PRINCIPAL POSITION                                       YEAR     SALARY($)  BONUS($)(2)
--------------------------------------------------------------  ---------  ---------  -----------
Timothy L. Burfield ..........................................       1996    270,250     178,875
  President and Chief Executive Officer                              1995    263,313      72,450

Charles R. Wallace ...........................................       1996    145,000      84,000
  Vice President--Finance, Chief Financial Officer, Treasurer        1995     37,917(1)         --
  and Secretary

Michael B. Freedman ..........................................       1996     96,250      54,000
  Vice President--Business Development                               1995     88,333      42,000

J. Jeffrey Gephart ...........................................       1996     96,750      56,774
  Vice President--National Sales                                     1995     91,042          --

------------------------

(1) Mr. Wallace became an employee of the Company in September 1995.

(2) These bonuses were paid in recognition of the Company's performance over the eighteen-month period ended December 31, 1996.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

    The Company's Compensation Committee, which met three times during the 1996 fiscal year, determines executive officers' salaries, bonuses and other compensation and administers the Company's Incentive Plan. The members of the Compensation Committee are James H.S. Cooper and Bryan C. Cressey. Dr. Mark A. Jerstad served as a member of the Compensation Committee until his death in March 1997.

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

    The overall compensation program for salaried employees has been designed and is administered to ensure that employee compensation promotes superior job performance and the achievement of business objectives. The main policy objective of executive officer compensation is the maximization of stockholder value over the long term. The Compensation Committee believes that this can best be accomplished by an executive compensation program which reflects the following three principles:

        First, base salaries should be sufficient to attract and retain qualified management talent, without exceeding competitive practices at similar companies in the long-term care pharmacy market.

        Second, annual bonus and incentive programs should provide opportunity for significant increases in compensation, based on meeting or exceeding pre-determined Company and individual performance targets.

        Third, a substantial portion of total long-term compensation should reflect performance on behalf of the Company's stockholders, as measured by increases in the value of the Company's stock.

    In the judgment of the Compensation Committee, the performance of the Company in fiscal 1996 confirms that the compensation program is achieving its main objective.

BASE SALARY

    Annual base salaries of the Named Executive Officers were reviewed by the Compensation Committee at its September 19, 1996 meeting and adjusted as appropriate effective October 1, 1996. Following previously stated policies, the Compensation Committee adjusted salaries based upon competitive salary levels, performance as measured by both qualitative and quantitative factors and the potential for making significant contributions to future Company performance. The Compensation Committee approved salary increases ranging between 7.4% and 28.8% for the Named Executive Officers at its September 19, 1996 meeting. Although strong overall performance by the Company was a factor in determining the salary adjustments, the principles stated above were the primary considerations.

BONUS PLAN

    Each of the Named Executive Officers and certain other key personnel of the Company participate in an executive/management bonus plan. There is a written bonus plan covering the Chief Executive Officer. The Chief Executive Officer receives a bonus based on the overall performance and financial results of the Company, including the Company's achievement of goals pertaining to revenue growth, cost reductions, improved operating methods, acquisitions and accounting controls. These factors are weighted and then the Company's fulfillment of these goals is evaluated. The Chief Executive Officer receives a bonus based on the Company's overall evaluation. The bonus plan for the Named Executive Officers has not been formalized in writing. The bonuses for the Named Executive Officers are recommended by the Chief Executive Officer and then submitted to the Compensation Committee for its approval. In making recommendations, the Chief Executive Officer determines how each Named Executive Officer assisted him in the Company's achievement of its goals.

STOCK INCENTIVES

    Under the Company's Incentive Plan, stock options, stock awards and stock appreciation rights may be granted to the Company's executive officers. The Compensation Committee determines the number of stock incentives to be granted based on an officer's job responsibilities and individual performance evaluation. This approach is designed to encourage the creation of long-term stockholder value as the Compensation Committee believes that the significant equity interests in the Company held by the Company's management helps to align the interests of stockholders and management and maximize stockholder returns over the long term. Neither the Chief Executive Officer nor the Named Executive Officers received any stock incentives in fiscal year 1996.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    The Compensation Committee is directly responsible for determining the Chief Executive Officer's salary level and for all awards and grants to the Chief Executive Officer under the incentive components of the compensation program. The overall compensation package of the Chief Executive Officer is designed to recognize that the Chief Executive Officer bears primary responsibility for increasing the value of the Company's stock. Accordingly, a substantial portion of the Chief Executive Officer's compensation is incentive-based, providing greater compensation as direct and indirect financial measures of stockholder value increase. The Chief Executive Officer's compensation is thus structured and administered to motivate and reward the successful exercise of these qualities.

    The Chief Executive Officer's compensation for fiscal 1996 was directly related to the overall performance of the Company as measured by financial criteria, as demonstrated by the significant growth in sales, operating income and cash flow. In addition, the Chief Executive Officer's compensation reflected
(i) the successful completion of the Company's initial public offering of 6,160,550 shares of Common Stock in the fourth quarter of 1996; (ii) the continued strong performance of the senior management team;

(iii) the successful negotiation and consummation of several acquisitions; and
(iv) other related qualitative factors.

    Based on the foregoing, the Chief Executive Officer's base compensation was increased by 7.9% to $286,000 annually, commencing October 1, 1996. In addition, the Chief Executive Officer received a bonus of $178,875 for the eighteen-month period ended December 31, 1996 under the bonus plan, reflecting the Company's achievement of its performance goals.

CONCLUSION

    Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to corporate performance. In fiscal 1996, a substantial amount of the Company's executive compensation consisted of these performance-based variable elements.

    The Compensation Committee has determined that it is unlikely that the Company would pay any amounts in fiscal 1997 that would result in the loss of a Federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and accordingly, has not recommended that any special actions be taken or that any plans or programs be revised at this time in light of such tax law provision.

                                          COMPENSATION COMMITTEE MEMBERS

                                          Bryan C. Cressey
                                          James H.S. Cooper

                              COMPANY PERFORMANCE

    The following graph compares the cumulative total stockholder return on the Common Stock of American Medserve Corporation from November 13, 1996 (the date the Common Stock was first offered to the public) through December 31, 1996 with the cumulative total return on the Nasdaq Stock Market Index and the Nasdaq Health Services Industry Index (the "Health Care Index"), assuming reinvestment of all dividends paid during such period. The Company did not pay any dividends during this period.

    The graph assumes an investment of $100 in American Medserve Corporation on November 13, 1996 and an investment of $100 in the Nasdaq Stock Market Index and in the Health Care Index on November 13, 1996.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
             AMONG AMERICAN MEDSERVE CORPORATION, THE NASDAQ STOCK
           MARKET INDEX AND THE NASDAQ HEALTH SERVICES INDUSTRY INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                         NASDAQ HEALTH SERVICES INDUSTRY
           AMERICAN MEDSERVE CORPORATION   NASDAQ STOCK MARKET INDEX                  INDEX
11/13/96                             $100                        $100                                  $100
12/31/96                              $86                        $103                                  $101

    THE COMPARISONS IN THIS TABLE ARE REQUIRED BY THE SECURITIES AND EXCHANGE COMMISSION AND ARE NOT INTENDED TO FORECAST OR BE INDICATIVE OF POSSIBLE FUTURE PERFORMANCE OF THE COMPANY'S COMMON STOCK. THE STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED INTO ANY FILING UNDER THE SECURITIES ACT OF 1993, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), NOTWITHSTANDING ANY GENERAL STATEMENT CONTAINED IN ANY SUCH FILING INCORPORATING THIS PROXY STATEMENT BY REFERENCE, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE.

                                   MANAGEMENT

MANAGEMENT AGREEMENTS

    Mr. Burfield and the Company entered into a Senior Management Agreement in December 1993, pursuant to which Mr. Burfield has been employed as President and Chief Executive Officer of the Company. The Senior Management Agreement provides for an annual base salary at a rate of $241,500, subject to such increases, but not decreases, as determined by the Board. If Mr. Burfield is terminated by the Company other than for cause, Mr. Burfield is entitled to receive payments at the rate of his annual base salary for a period of six months. Pursuant to the Senior Management Agreement, in December 1993 the Company sold 485,978 restricted shares of Common Stock to Mr. Burfield, which shares, subject to certain acceleration events, vest over a seven-year period.

    Pursuant to the terms of separate Senior Management Agreements between the Company and each of Mr. Freedman, Mr. Wallace and Mr. Gephart entered into as of September 5, 1996, in the event Mr. Freedman's, Mr. Wallace's or Mr. Gephart's employment is terminated other than for cause, Mr. Freedman, Mr. Wallace or Mr. Gephart, as the case may be, shall be entitled to six months' notice or, if the Company determines to immediately terminate Mr. Freedman's, Mr. Wallace's or Mr. Gephart's employment, Mr. Freedman, Mr. Wallace or Mr. Gephart, as the case may be, shall be entitled to his annual base salary for six months. Under the Senior Management Agreements, each of Mr. Freedman's, Mr. Wallace's or Mr. Gephart's employment periods will continue until his resignation, disability (as reasonably determined by the Board of Directors or chief executive officer of the Company) or death or until the Board of Directors of the Company determines in its good faith judgment that termination of Mr. Freedman's, Mr. Wallace's or Mr. Gephart's employment is in the best interest of the Company.

EMPLOYEE BENEFIT PLANS

    1996 STOCK INCENTIVE PLAN. The Company's Incentive Plan was adopted in October 1996. The Company has reserved 1,150,000 shares of Common Stock for issuance under the Incentive Plan. The Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Committee has the authority and discretion, subject to the provisions of the Incentive Plan, to select persons to whom awards will be granted, to designate the number of shares to be covered by awards, and to establish all other terms and conditions of each award.

    The Incentive Plan provides for the grant of stock options, stock awards and stock appreciation rights to employees of the Company and its subsidiaries and to non-employee directors and non-employee consultants and advisors. Options granted under the Incentive Plan may be qualified or non-qualified stock options. As of April 30, 1997, options covering 351,404 shares of Company Common Stock, with an average weighted exercise price of $14.89, have been granted under the 1996 Stock Incentive Plan.

    SUBSIDIARY OPTION PLANS. In October 1995, four of the Company's operating subsidiaries (Gatti LTC Services, Inc., Williamson Drug Company, Inc., Nihan & Martin, Inc. and Dixon Pharmacy, Inc.) adopted Stock Option Plans for Executives and Key Employees (the "Subsidiary Option Plans"). Each Subsidiary Option Plan is administered by the Board of Directors, or a committee thereof, of the respective subsidiary. Each Subsidiary Option Plan provides for the grant of options to purchase common stock of such subsidiary, at an exercise price of not less than fair market value of such stock, to directors, executives or other key employees of the subsidiary. Pursuant to the terms of the Subsidiary Option Plans and in connection with the Offering, the stock options granted pursuant to the Subsidiary Option Plans were converted to options to purchase Company Common Stock. The Company has reserved 160,790 shares of Common Stock for issuance under the Subsidiary Option Plans. As of April 30, 1997, options covering 128,617 shares of Company Common Stock, with an average weighted exercise price of $6.58 per share, have been granted under the Subsidiary Option Plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    PROFESSIONAL SERVICES AGREEMENT. Pursuant to the terms of a Professional Services Agreement (the "Services Agreement") dated December 3, 1993 between GTCR IV, L.P. (an affiliate of the GTCR Fund and two principals of the general partner of which are Bryan C. Cressey, Chairman of the Board of Directors and a member of the Compensation Committee of the Company's Board of Directors, and Lee M. Mitchell, a member of the Company's Board of Directors) ("GTCR") and the Company, GTCR provided the Company with management and financial consulting services, for which the Company accrued management fees of $4,167 during 1993, $50,000 during each of 1994 and 1995, and $58,333 during 1996 through October 31, 1996. In addition, pursuant to the terms of the Services Agreement, GTCR was entitled to 1% of the dollar amount of capital received by the Company upon the closing of any issuance of debt or equity securities from parties other than GTCR, its directors, its officers or its employees or the Company's management. No amounts have been or will be paid to GTCR pursuant to this provision of the Services Agreement. The Company and GTCR terminated the Services Agreement effective upon the consummation of the Offering. Simultaneously with the consummation of the Offering, the Company paid GTCR $450,000 from the proceeds, of which $162,500 was in payment of accrued but unpaid fees under the Services Agreement and $287,500 was in exchange for the termination of the Services Agreement.

    AGREEMENT WITH GTCR FUND REGARDING CLASS A COMMON STOCK. Prior to the Offering, the Company had two classes of common stock, Class A Common Stock and Class B Common Stock. Pursuant to the terms of the Company's Class A Common Stock, upon the occurrence of the Offering and from the net proceeds thereof, the GTCR Fund, as the sole holder of the Class A Common Stock, was entitled to a preferential cash distribution in the amount of the lesser of (a) 25% of the net proceeds from the Offering (after deducting all discounts and reasonable expenses) or (b) the amount of all Unpaid Yield (as defined therein) plus Unreturned Original Cost (as defined therein) ($22.5 million) with respect to the Class A Common Stock. Accordingly, the Company paid to the GTCR Fund the amount of $20,772,419 from the proceeds of the Offering. In addition, upon the occurrence of future public offerings, the holder of Class A Common Stock would have otherwise been entitled to additional preferential distributions until the entire Unpaid Yield and Unpaid Original Cost was paid in full. In August 1996, the Company and the GTCR Fund entered into an agreement contemplating the GTCR Fund's relinquishment of any future preferences with respect to the Company's Class A Common Stock. Pursuant to the agreement, on December 31, 1996, the Company issued to the GTCR Fund an additional 280,289 shares of Common Stock, which number of additional shares of Common Stock was obtained by dividing (a) the then remaining Unpaid Yield and Unreturned Original Cost (giving effect to the amount thereof paid with the proceeds of the Offering) by (b) $15, the initial public offering price of shares of Common Stock. Contemporaneously with the Offering, pursuant to the terms of the Amended and Restated Certificate of Incorporation, all shares of Class A Common Stock were converted into shares of Common Stock.

    REGISTRATION RIGHTS. The Company and all holders of Common Stock prior to the Offering have entered into a registration rights agreement (the "Registration Agreement"), pursuant to which such stockholders have been granted certain rights with respect to the registration under the Securities Act, for resale to the public, of their respective Registrable Securities (as defined in the Registration Agreement). Such stockholders own in the aggregate approximately 48% of the issued and outstanding Common Stock as of April 30, 1997. The Registration Agreement provides, among other things, that the GTCR Fund has the right to require the Company to effect as many as three "long-form" and five "short-form" demand registrations under the Securities Act with respect to all or a portion of the GTCR Fund's Registrable Securities. Other holders of Registrable Securities are entitled to include in such demand registrations (and in primary registrations by the Company) all Registrable Securities with respect to which the Company has received written requests for inclusion therein, subject to certain limitations, including priority provisions. The Company has agreed to bear all reasonable and customary expenses associated with such registrations (other than underwriters' discounts and commissions).

    STOCKHOLDERS AGREEMENT OF THE COMPANY. The Company and all holders of Common Stock prior to the Offering have entered into an Amended and Restated Stockholders Agreement, dated as of August 23, 1996 (the "Stockholders Agreement"), pursuant to which all such holders of Common Stock (other than the GTCR Fund) have the right to participate on a pro rata basis in any disposition of shares of Common Stock held by the GTCR Fund, other than dispositions to an affiliate or sales to the public pursuant to an offering registered under the Securities Act or pursuant to Rule 144 under the Securities Act.

    NOMINATING AGREEMENT. On October 9, 1996, the Company and the GTCR Fund entered into an agreement pursuant to which, upon the request of the GTCR Fund, the Company will take all necessary and desirable actions within its control to expand the size of the Board to seven members and to nominate a representative of the GTCR Fund for election to the Board. This agreement terminates at such time as the GTCR Fund owns less than 15% of the Company's voting stock on a fully-diluted basis.

    FINANCIAL ADVISORY FEES. Pursuant to a letter agreement, dated as of February 23, 1996, as amended (the "Equitable Agreement"), Equitable Securities Corporation ("Equitable") has provided the Company with certain strategic and financial advisory services. Mr. James H.S. Cooper, a Director of the Company and a member of the Compensation Committee of the Company's Board of Directors, is a Managing Director of Equitable. For such strategic and advisory investment banking services, the Company paid Equitable a retainer fee in the amount of $25,000. In the event the Company utilizes the services of Equitable in connection with any acquisition, Equitable will receive a transaction fee in an amount mutually agreed to in advance of such transaction, based on the size and complexity of the contemplated acquisition.

    The Equitable Agreement (which terminated on December 31, 1996) provided that Equitable shall receive any amounts due and owing to it in the event that a transaction with respect to which Equitable has provided advisory services closes on or before June 30, 1997.

    BRIDGE LOAN GUARANTY. In August 1996, the GTCR Fund guaranteed repayment by the Company of its indebtedness under a bridge loan in the amount of $5,000,000 (the "GTCR Guaranty"). Pursuant to a Reimbursement and Conversion Rights Agreement (the "Reimbursement Agreement") between the Company and the GTCR Fund, the Company, subject to certain conditions, agreed to reimburse the GTCR Fund for payments made by the GTCR Fund under the GTCR Guaranty by either (i) paying cash or other monetary reimbursement to the GTCR Fund or (ii) issuing shares of the Company's Common Stock to the GTCR Fund, the form of such reimbursement to be at the election of the GTCR Fund. If the Company was required to reimburse the GTCR Fund under the Reimbursement Agreement and the GTCR Fund elected to be reimbursed in shares of the Company's Common Stock, the number of shares that it would receive would be computed pursuant to a formula set forth in the Reimbursement Agreement. The Company repaid the bridge loan out of the proceeds of the Offering and the obligations of the Company under the Reimbursement Agreement terminated.

    DIRECTOR STOCK ISSUANCES. In September 1996, the Company issued to each of James H.S. Cooper (a Director of the Company and member of the Compensation Committee of the Company's Board of Directors) and Mark A. Jerstad (a former Director of the Company and former member of the Compensation Committee of the Company's Board of Directors) 11,853 shares of Common Stock for an aggregate consideration of $16,756 (or $1.41 per share of Common Stock), of which $1,676 was paid in cash and $15,080 was paid by delivery to the Company of a promissory note. See "Certain Transactions--Company Common Stock Issuances" for a discussion of certain transfer restrictions to which such shares are subject.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires that the Company's executive officers and directors, and beneficial owners of 10% or more of the Company's stock file initial reports of ownership and of changes of ownership with the Securities and Exchange Commission and the NASDAQ Stock Market. Executive officers, directors and 10% beneficial owners are required by securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all filing requirements were met during fiscal year 1996, except that initial Forms 3 with respect to Timothy L. Burfield, Charles C. Halberg, Mark Jerstad, James H.S. Cooper, Bryan C. Cressey, Lee M. Mitchell, Michael B. Freedman, Charles R. Wallace, J. Jeffrey Gephart, the GTCR Fund, GTCR IV, L.P. and Golder, Thoma, Cressey, Rauner, Inc., Forms 4 with respect to GTCR IV, L.P. and Golder, Thoma, Cressey, Rauner, Inc. and a Form 5 with respect to Charles C. Halberg, were inadvertently filed after the date on which such forms were required to be filed with the Securities and Exchange Commission.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

    Proposals of stockholders intended for inclusion in the Company's proxy statement relating to the 1998 Annual Meeting must be received at the Company's offices, addressed to the attention of the Secretary, not later than December 31, 1997. The Company's by-laws require that a stockholder's notice set forth, as to each matter the stockholder proposes to bring before the Annual Meeting,
(i) a brief description of the business desired to be brought before the Annual Meeting, (ii) the name and address, as they appear on the Company's stockholder records, of the stockholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the stockholder, and
(iv) any material interest of the stockholder in such business. In addition, any stockholder proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

                             ADDITIONAL INFORMATION

    The expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may also be made by telephone or personal call by officers, directors or employees of the Company who will not be specially compensated for such solicitation. The Company may request brokerage houses and other nominees or fiduciaries to forward copies of the Company's proxy statement and Annual Report to Stockholders to beneficial owners of stock held in their names and the Company may reimburse them for reasonable out-of-pocket expenses incurred in doing so.

                                          By Order of the Board of Directors
                                          Charles R. Wallace
                                          SECRETARY

                         AMERICAN MEDSERVE CORPORATION
                                   PROXY CARD

   PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 1997.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby constitutes and appoints Timothy L. Burfield and Charles R. Wallace, and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Medserve Corporation to be held on June 12, 1997, and at any and all adjournments and postponements thereof, on all matters before such meeting.

    THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. HOWEVER, IF NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR; AND "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS; ALL OF WHICH MATTERS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT OF WHICH THE UNDERSIGNED STOCKHOLDER ACKNOWLEDGES RECEIPT.

    THIS PROXY GRANTS DISCRETIONARY AUTHORITY TO VOTE ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

  PLEASE MARK, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY
                            IN THE ENCLOSED ENVELOPE

    This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

       1.  Election of Directors.
           Nominee: Timothy L. Burfield                FOR       WITHHELD
                                                       / /         / /
           Nominee: Charles C. Halberg                 FOR       WITHHELD
                                                       / /         / /
       2.  Ratification of the appointment of          FOR       AGAINST       ABSTAIN
           Ernst & Young LLP as independent            / /         / /           / /
           auditors.
       3.  In the discretion of the proxies named herein, the proxies are authorized to vote upon other matters as may properly come before the meeting or any adjournment thereof.

                                              The signer hereby revokes all
                                              proxies heretofore given by the
                                              signer to vote at said meeting or
                                              any adjournments thereof.

                                              ----------------------------------
                                                         Signature(s)

                                              ----------------------------------
                                                             Date

                                              NOTE: Please sign exactly as name
                                                    appears hereon. Joint owners
                                                    should sign. When signing as
                                                    attorney, executor,
                                                    administrator, trustee or
                                                    guardian, please give full
                                                    title as such.